UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2010

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2401 South Plum Grove Road, Palatine, Illinois	60067
(Address of principal executive offices)	(Zip Code)

(847) 303-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 23, 2010, Addus HealthCare, Inc. (the “Company”), a wholly-owned subsidiary of Addus HomeCare Corporation, entered into a Separation Agreement, Waiver and General Release (the “Separation Agreement”) with Sharon Rudden, in connection with Ms. Rudden’s previously-announced decision on October 20, 2010 (the “Notice Date”) to resign as Vice President of Home Health Services of the Company to pursue other interests.

Pursuant to the terms of the Separation Agreement, the parties agreed that Ms. Rudden’s employment with the Company will terminate effective November 19, 2010 (the “Separation Date”).

In consideration of Ms. Rudden’s execution of a release of claims in favor of the Company upon the Separation Date, Ms. Rudden will receive (i) $96,406.02 payable in equal installments in accordance with the Company’s customary payroll practices between November 20, 2010 and May 20, 2011; provided, that such Separation Benefits will terminate upon Ms. Rudden’s commencement of employment with a new employer. Pursuant to the Separation Agreement, Ms. Rudden forfeited all 49,486 options previously granted to her by the Company.

Pursuant to the Separation Agreement, Ms. Rudden released the Company and its affiliates and related persons from all claims existing or arising through the date of the Separation Agreement, except as otherwise expressly stated otherwise in the Separation Agreement.

Pursuant to the terms of the Separation Agreement, Ms. Rudden is subject to certain restrictive covenants, including restrictions on her ability to compete with the Company, its subsidiaries and affiliates, solicit the employees, customers or other business relationships thereof, disclose confidential information or disparage the Company, its subsidiaries, affiliates, directors, officers, employees or stockholders.

In accordance with applicable law, Ms. Rudden has the right to revoke the Separation Agreement for a period of seven days after the date on which it was executed, and the Separation Agreement will not become effective or enforceable until after the expiration of such seven-day revocation period.

Further details regarding the agreement between Ms. Rudden and the Company are contained in the Separation Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference. This description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the actual terms of the Separation Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Pursuant to the Separation Agreement, Ms. Rudden and the Company agreed that the Employment Agreement, dated as of April 10, 2010 and amended as of September 30, 2009, between Ms. Rudden and the Company (as amended, the “Employment Agreement”), has been superseded by the Separation Agreement and has been terminated effective November 23, 2010. The disclosure set forth in Item 1.01 above is incorporated by reference herein.

Pursuant to the Employment Agreement, the initial term of Ms. Rudden’s agreement was four years from October 1, 2007. Under the Employment Agreement, Ms. Rudden’s base salary was originally $175,000 per year. In addition, Ms. Rudden was eligible to receive a target bonus of up to 20% of her base salary. In addition, under the Employment Agreement, Ms. Rudden was entitled to participate in health, disability and vacation plans, as well as a life insurance policy with a death benefit of up to five times her base salary, although the Company was not required to pay more than 3% of Ms. Rudden’s base salary for such insurance policy. Under the Employment Agreement, if Ms. Rudden’s employment was terminated other than for reasonable cause (as defined in the Employment Agreement) upon less than thirty days notice, Ms. Rudden was entitled to receive a pro rata portion of her salary and continued benefits for the period of deficient notice. Under the Employment Agreement, Ms. Rudden also agreed to certain post-employment restrictive covenants similar to those included in the Separation Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit:

Exhibit No.	Description
99.1	Separation Agreement, Waiver and General Release, dated as of November 23, 2010, between Addus HealthCare, Inc. and Sharon Rudden

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: November 30, 2010	By:	/s/ Mark S. Heaney
Name: Mark S. Heaney
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Separation Agreement, Waiver and General Release, dated as of November 23, 2010, between Addus HealthCare, Inc. and Sharon Rudden